Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2020 relating to the financial statements of Bionano Genomics, Inc. for the year ended December 31, 2019, appearing in the Annual Report on Form 10-K of Bionano Genomics, Inc. for the year ended December 31, 2020.

 /s/ DELOITTE & TOUCHE LLP

San Diego, CA
March 24, 2021